UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 4, 2004

THE ANDERSONS, INC.
(Exact name of registrant as specified in its charter)

OHIO	34-1562374
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

480 W. Dussel Drive, Maumee, Ohio	43537
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (419) 893-5050

Item 12:

The following press release was issued on August 4, 2004:

The Andersons, Inc. 480 W. Dussel Drive Maumee, Ohio 43537

FOR IMMEDIATE RELEASE WEDNESDAY, AUGUST 4, 2004	AT THE COMPANY: Gary Smith (419) 891-6417

THE ANDERSONS, INC. REPORTS RECORD QUARTERLY EARNINGS
2ND QTR. NET INCOME OF $10.1 MILLION UP 29% FROM LAST YEAR
Raises Full-year Earnings Guidance

MAUMEE, OHIO, AUGUST 4, 2004—The Andersons, Inc. (Nasdaq: ANDE), today announced that its net income and earnings per share in the most recent three-month period were the best quarterly performance in the company’s history. For the second quarter of 2004, The Andersons achieved net income of $10.1 million, or $1.35 per diluted share, compared to net income of $7.8 million and earnings per diluted share of $1.07 that it reported for the same three-month period of 2003. Total revenues of $376 million for the period were $64 million higher than the second quarter of 2003. For the first half of 2004, the company’s net income was $9.8 million, or $1.31 per diluted share, on revenues of $651 million. In the first six months of last year, The Andersons earned $7.3 million, or $1.00 per diluted share, on revenues of $551 million.

The Agriculture Group achieved an operating income of $10.9 million for the quarter. In the second quarter of 2003, the group earned $7.9 million. Revenues of $268 million in this year’s second quarter were $60 million higher than a year ago. Second quarter revenues and gross profit in the group’s grain business were higher this year due to higher average grain prices, increased storage income and a greater number of bushels sold. The recently acquired elevator in Oakville, Indiana and increased investment in Lansing Grain LLC also contributed to the grain income improvement. The number of tons sold during the second quarter by the group’s plant nutrient business increased from the prior year. Total revenues also increased due to higher raw material costs. However, average gross margins were somewhat lower, and plant nutrient income was down slightly from the second quarter of last year. The Agriculture Group’s operating income for the first six months of 2004 amounted to $9.4 million, an increase of $2.5 million from the first half of 2003. Total revenues of $452 million for the six-month period were $95 million higher than a year ago. At this point in the agricultural growing season, the outlook for this year’s corn crop is very good. In fact, the USDA is predicting that U.S. farms will see record yields this fall.

The Rail Group’s second quarter income again outpaced its prior year performance. Operating income of $2.1 million in the second quarter this year was $0.7 million higher than the same three-month period of 2003. Total revenues of $13.1 million were $0.5 million higher than last year. The large acquisition of rail equipment, related leases and management contracts that the group announced midway through the first quarter contributed to the strong second quarter performance. Through the first six months of 2004, the group has achieved operating income of $3.3 million on revenues of $24.2 million. In the first half of last year, income was $1.7 million on revenues of $17.1 million.

The Processing Group generated revenues of $40.0 million in the second quarter of 2004 and operating income of $1.0 million. In 2003, the group incurred a slight operating loss during the period on revenues of $37.1 million. The strongest sales period for lawn products manufacturers typically occurs in the first calendar quarter each year. The second quarter then consists primarily of refill orders from retailers and distributors. This year the Processing Group’s lawn business, which had experienced a weather-related decline in its first quarter results, more than recouped this income shortfall during the second quarter. Increased volumes in some markets and mix-related gains in average gross margins fueled this improvement. Through the first six months of 2004, the group has achieved operating income of $4.2 million on $85.3 million of revenues. First half income last year was $3.7 million, and revenues amounted to $89.6 million. Noting recent escalation in some energy-related raw material costs, the company indicated that the Processing Group may not duplicate last year’s better than normal second half performance.

The Retail Group’s sales of $54.5 million in the second quarter matched the same three-month period in 2003. Both the number of customers served and the average amount of each customer’s purchase were almost identical to the levels experienced last year. Average margins were impacted, however, by weak lawn and garden sales, the result of unusually cool and wet weather throughout most of the spring. Lawn and garden is typically a major product category in the group’s stores during the spring season. Through the first half of this year, the group has earned operating income of $1.4 million, or $0.3 million less than it did during the first six months of 2003. Total revenues to-date through June were $89.1 million, 3 percent above last year.

“Achieving our best-ever quarterly performance has really been gratifying,” said President and Chief Executive Officer Mike Anderson. “It’s an accomplishment made possible by the dedication, hard work and infectious enthusiasm demonstrated by employees throughout the company. Despite worrisome energy costs, rising interest rates and continued escalation in health care expenses, conditions in several of our businesses are generally improving, and I now believe that our earnings per share for the year could exceed the upper end of the range we had projected at the end of the first quarter. While forecasting future results in our diverse businesses is not precise, I now believe that the company’s 2004 full-year earnings could be within the range of $1.65 to $1.90 per share.”

The company will host a webcast on Thursday, August 5, 2004 at 11:00 A.M. EDT, to discuss its second quarter performance and full-year outlook. This can be accessed under the heading “Financial Information” on its website at www.andersonsinc.com or at www.firstcallevents.com/service/ajwz409023204gf12.html.

The Andersons, Inc. is a regional grain merchandiser with diversified businesses in agriculture, the formulation and distribution of agricultural plant nutrients and industrial materials, railcar marketing, turf products production and general merchandise retailing that generate revenues of approximately $1.2 billion per year. Founded in 1947, the company operates grain and production facilities throughout the Midwest and six retail stores in northern and central Ohio. The Andersons’ corporate headquarters is located in Maumee, Ohio. Additional information is available online at http://www.andersonsinc.com.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.

Consolidated Statements of Income
(Unaudited)

	Three Months ended		Six months ended
	June 30		June 30
(in thousands, except for per share amounts)	2004	2003	2004	2003

Sales and merchandising revenues	$375,899	$312,150	$650,949	$550,801
Cost of sales and merchandising revenues	319,831	264,421	558,819	470,189

Gross profit	56,068	47,729	92,130	80,612

Operating, administrative and general expenses	38,135	34,869	72,879	67,307
Interest expense	2,738	2,213	5,404	4,516
Other income	1,277	1,168	2,230	2,297

Income before income taxes	16,472	11,815	16,077	11,086
Income taxes	6,410	4,022	6,261	3,774

Net income	$10,062	$7,793	$9,816	$7,312

Per common share:
Basic earnings	$1.39	$1.09	$1.36	$1.02

Diluted earnings	$1.35	$1.07	$1.31	$1.00

Dividends paid	$0.075	$0.070	$0.15	$0.14

Weighted average shares outstanding-basic	7,235	7,130	7,227	7,155

Weighted average shares outstanding-diluted	7,472	7,290	7,475	7,318

The Andersons, Inc.

Consolidated Balance Sheets
(Unaudited)

	June 30	December 31	June 30
(in thousands)	2004	2003	2003
Assets
Current assets:
Cash and cash equivalents	$8,768	$6,444	$14,573
Restricted cash	1,777	—	—
Accounts receivable (net) and margin deposits	75,343	68,546	62,780
Inventories	152,865	259,755	170,450
Other current assets	20,987	22,234	12,199

Total current assets	259,740	356,979	260,002

Other assets	21,507	13,702	14,369
Railcar assets leased to others (net)	103,214	29,489	29,695
Property, plant and equipment (net)	94,360	92,449	91,653

	$478,821	$492,619	$395,719

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$15,000	$48,000	$60,000
Other current liabilities	152,158	219,447	115,576

Total current liabilities	167,158	267,447	175,576

Deferred items and other long-term liabilities	28,651	27,254	24,068
Long-term debt non-recourse	74,216	—	—
Long-term debt	83,578	82,127	84,752
Shareholders’ equity	125,218	115,791	111,323

	$478,821	$492,619	$395,719

Segment Data

	Agriculture	Rail	Processing	Retail	Other	Total
Quarter ended June 30, 2004
Revenues from external customers	$268,208	$13,133	$40,031	$54,527	$—	$375,899
Gross Profit	27,189	6,865	5,506	16,508	—	56,068
Other income	767	56	88	254	112	1,277
Operating income (loss)	10,940	2,050	1,018	3,706	(1,242)	16,472

Quarter ended June 30, 2003
Revenues from external customers	207,762	12,681	37,130	54,577	—	312,150
Gross Profit	22,972	3,358	5,158	16,241	—	47,729
Other income	487	35	115	395	136	1,168
Operating income (loss)	7,894	1,376	(33)	4,262	(1,684)	11,815

Six months ended June 30, 2004
Revenues from external customers	452,401	24,213	85,257	89,078	—	650,949
Gross Profit	40,907	11,934	13,365	25,924	—	92,130
Other income	1,297	153	139	410	231	2,230
Operating income (loss)	9,411	3,341	4,230	1,389	(2,294)	16,077

Six months ended June 30, 2003
Revenues from external customers	357,667	17,063	89,550	86,521	—	550,801
Gross Profit	36,725	5,500	13,640	24,747	—	80,612
Other income	1,058	85	318	533	303	2,297
Operating income (loss)	6,862	1,680	3,706	1,639	(2,801)	11,086

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Andersons, Inc.

Date: August 5, 2004	By:	/s/ Michael J. Anderson Michael J. Anderson President and Chief Executive Officer